UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2009

ARCH CHEMICALS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 229-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 4, 2009, Arch Chemicals, Inc. (the “Company”) released the results of operations and financial condition for the three and twelve months ended December 31, 2008. Attached as Exhibit 99, and incorporated herein by reference, is a copy of the Company’s earnings press release dated February 4, 2009.

Included in Exhibit 99 are references to the Company’s income and earnings per share from continuing operations which, in some cases, as noted in such Exhibit, exclude the effects of the restructuring, impairment, the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004, gain on the completion of a contract with the U.S. Government, the impact of the change in the U.K. tax rate related to the Company’s U.K. pension plans and the impact of a change in the Italian tax rate on deferred tax items originally set up in purchase accounting. Reconciliations of these non-GAAP financial measures to what the Company believes is the most directly comparable U.S. GAAP financial measures are provided in such Exhibit. The Company believes that these non-GAAP financial measures provide comparative information to the earnings guidance that was provided on November 10, 2008 by the Company as well as comparison of results to prior year and therefore are useful to the investment community.

ITEM 2.06.	MATERIAL IMPAIRMENTS

As a result of an update to its financial forecast and in connection with the year-end review of its accounts, on February 2, 2009, the Company concluded that it had an impairment of its goodwill for its industrial coatings business. As a result, the Company has recorded a non-cash impairment charge of approximately $25 million which has eliminated the remaining carrying amount of goodwill for this business.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.	Press Release, dated February 4, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2009

ARCH CHEMICALS, INC.

By:	/s/ Steven C. Giuliano
Name:	Steven C. Giuliano
Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.	Press Release, dated February 4, 2009.

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